UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 25, 2007

ENERGTEK INC.
(Exact name of Registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-51249 (Commission File Number)	42-1708652 (IRS Employer Identification No.)

c/o David Lubin & Associates, PLLC
26 East Hawthorne Avenue
Valley Stream, NY 11580
(Address of principal executive offices)

(516) 887-8200
(Registrant's Telephone Number, Including Area Code)

[Missing Graphic Reference]
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information
Item 2.01 Completion of Acquisition or Disposition of Assets

On June 24, 2007, the Board of Directors of the Energtek Inc. (hereinafter “we” or the “Company”) decided to exercise its option to purchase shares of common stock of Angstore Technologies Ltd., an Israeli company engaged in the development of Adsorbed Natural Gas systems and other clean energy technologies relating to natural gas vehicles  (“Angstore”), pursuant to, and in accordance with, the Letter of Agreement, dated November 8, 2006, between the Company and Angstore (the “Agreement”). Pursuant to the Agreement, the Company was entitled to purchase up to 7,364 shares representing a maximum of 45% of Angstore’s issued and outstanding common stock. On June 25, 2007, the Company purchased an additional 3,820 shares of Angstore common stock for an aggregate purchase price of $140,075.

Between November 8, 2006 and June 24, 2007, the Company had purchased an aggregate of 3,544 shares of the common stock of Angstore through the exercise of its option to purchase such shares in accordance with the Agreement. Accordingly, the Company now owns a total of 7,364 shares (representing approximately 45%) of Angstore’s issued and outstanding common stock.

For all the terms and conditions of the Agreement, reference is hereby made to the copy of such agreement annexed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 2006, which was  filed with the Securities and Exchange Commission on November 14, 2006.

In addition, following a proposal from Angstore to the Company, we have decided to enter into negotiations for further investments in Angstore. If an agreement is reached for further investment, the Company may become the holder of over 50% of the issued and outstanding common stock of Angstore.

Section 9 - Financial Statements and Exhibits
Item 9.01  Financial Statements and Exhibits

(a) Financial Statements of business acquired. The financial information required hereunder will be submitted by an amendment to this Current Report on Form 8-K within 71 calendar days from the date of this Report.

(b) Pro forma financial information.  The financial information required hereunder will be submitted by an amendment to this Current Report on Form 8-K within 71 calendar days from the date of this Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGTEK, INC.
(Registrant)

Date: June 26, 2007	By:	/s/ Doron Uziel
Name: Doron Uziel
Title: President and Chief Executive Officer